Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

BETWEEN: REPARE THERAPEUTICS INC.;

(the “Company”)

AND:

LLOYD M. SEGAL;

(the “Executive”)

WHEREAS the Executive has served as the Chief Executive Officer of the Company since September 2016;

WHEREAS the parties are currently engaged in an employment relationship pursuant to an employment agreement executed on June 12, 2020 (the “Employment Agreement”);

WHEREAS the Executive has tendered his resignation effective on April 11, 2025 (the “Termination Date”);

WHEREAS by the present, the parties wish to provide for the terms and conditions governing the termination of their employment relationship;

WHEREAS by the present, the Executive wishes to fully release and discharge the Company;

WHEREAS in consideration thereof, the parties accept the terms and conditions of the present Separation and Release Agreement (this “Agreement”);

WHEREAS the parties have mutually agreed to sign this Agreement without any admission of liability whatsoever;

AND WHEREAS it is in the essence of this Agreement that its content remain strictly confidential;

NOW, THEREFORE, in consideration of the foregoing, the parties have agreed on the following:

1.
Preamble The preamble forms an integral part of this Agreement.
2.
Release Parties For the purpose of the release and discharge contained in this Agreement, the term Company includes Repare Therapeutics Inc., its parent companies, and each of their respective predecessors, successors and their affiliates, subsidiaries, groups or divisions, and each of their respective shareholders, mandataries, fiduciaries, directors, officers, employees and other representatives. The releases contained in this Agreement benefit each of these persons and/or entities.
3.
Transitional Services The Executive hereby agrees to provide reasonably requested transitional consulting services in connection with his separation from the Company for up to three (3) months following the Termination Date and the Company shall compensation the Executive an hourly rate of US $800, less applicable deductions and withholdings, for the time spent on such matters.
4.
Severance Benefits In consideration of the execution of this Agreement, the Company undertakes to provide the Executive with the following amounts and benefits, in accordance with Section 5.3 of the

Employment Agreement and in complete and final settlement of all claims related to the Executive’s employment with the Company and the termination of his employment (the “Severance Benefits”):
i.
payment of an amount of US $735,583, less applicable deductions and withholdings, equal to fourteen (14) months of the Executive base salary, payable as a lump sum within 15 days following the Termination Date;
ii.
continued participation in the Company’s group health and family benefits programs (with the exception of life insurance, short-term and long-term disability which shall cease on the Termination Date) for a period of twelve (12) months following the Termination Date, on the same cost-sharing basis as the one applicable during his employment, subject to the insurance carrier’s consent and to the terms, conditions and restrictions of the insurance plan;
iii.
continued eligibility for the Executive and his eligible dependents, during a period of twelve (12) months following the Termination Date, at the Company’s expense, to an annual medical evaluation and a comprehensive executive health plan with a reputable service provider of the Executive’s choice (with respect to both the evaluation and the plan), at normal market rates for such benefits;
iv.
payment of an amount of up to a maximum of US $5,000 during a period of twelve (12) months following the Termination Date, for professional accounting and tax preparation and advice services, subject to receipt by the Company of an invoice substantiating such fees; and
v.
payment of an amount of US $86,695, less applicable deductions and withholdings, equal to the pro-rated annual bonus paid at the Target Bonus level for the 2025 calendar year for the period from January 1, 2025 up to the Termination Date, payable as a lump sum payment within 15 days following the Termination Date.

For greater clarity, please note that, except as provided herein, all other employee benefits, plans and programs in which the Executive participated during his employment with the Company terminate on the Termination Date. Please note that the Executive may have the option to convert any group life insurance coverage to an individual policy, at his own expense, provided that his notifies the Company’s life insurance carrier within thirty-one (31) days from the end of the life insurance coverage, if applicable.

5.
Equity Awards Notwithstanding anything to the contrary in any applicable option agreement or equity award, all stock options and equity awards that are subject to a time-based vesting schedule that are held by the Executive which would have vested if the Executive had remained employed for a period of fifteen (15) months from the Termination Date shall vest and become exercisable effective as of the Termination Date and shall remain exercisable until the earlier of (i) the expiration of the term of such stock options or awards and (ii) the end of a fifteen (15) month period from the Termination Date.
6.
Accrued Amounts In addition to the above, the Executive will receive any earned but unpaid base salary, any accrued but unpaid vacation pay and any unreimbursed business expenses properly incurred by the Executive and owing as at the Termination Date, which will be paid in accordance with the Company’s normal payroll practices.
7.
Change in Control. In the event of a Change in Control (as defined in the Company’s Equity Incentive Plan) within 90 days from the Termination Date, the Executive shall be entitled to receive the enhanced entitlements as set out in Section 5.7 of the Employment Agreement, as the case may be.
8.
Release The Executive recognizes that except as provided herein, he is not owed any additional amount or benefits including amounts for salary, overtime, vacation pay, statutory notice of termination or indemnity in lieu thereof, reasonable notice or indemnity in lieu thereof, bonuses, equity, stock options, premiums, commissions, contributions, allowances, fringe benefits, group insurance benefits and premiums, long-term or short-term incentive plans, RRSP contributions, contributions to a pension plan, reimbursement of expenses or any other amount of any nature whatsoever in connection with the

Executive’s employment with the Company or the termination thereof, or to any allegation of prohibited practice, psychological harassment or discriminatory treatment under any applicable law, policy, plan, scheme, program, agreement or contract., including the Employment Agreement.

The Executive, on behalf of himself and his successors agrees and, by this Agreement, waives, generally releases and fully discharges the Company, from any claim, demand, complaint, action or cause of action of any nature whatsoever, whether past, present, or future, known or unknown, related directly or indirectly to the Executive’s employment with the Company or the termination thereof, or any prohibited practice, psychological harassment or discriminatory treatment, including, without limitation, any complaint or claim pursuant to the Act respecting Labour Standards, the Civil Code of Quebec, the Charter of Human Rights and Freedoms, the Act respecting Industrial Accidents and Occupational Diseases or the Act respecting occupational health and safety, and any other applicable law, policy, plan, program, contract or agreement.

The Executive further represents and warrants that he has not and will not file any claims, complaints or actions of any kind against the Company with any provincial or federal entity, court or tribunal and that he hereby expressly renounces, without limitation, to ever being reinstated in any position or title with the Company and hereby declares that the Company has made no representations in this regard. Also, the Executive confirms that he has no knowledge of or reason to believe that anyone has filed any such claim, complaint or action on his behalf.

9.
Restrictive Covenants The Executive represents and warrants that he will not use, communicate, divulge, sell, transfer, circulate or otherwise distribute to any person or otherwise disclose to the public any information relating to the private or confidential affairs of the Company. The Executive represents and warrants that he has complied and shall continue to comply with all legal and contractual obligations following the Termination Date, which include his legal duty of loyalty in favour of the Company, a duty to keep confidential any information acquired during the Executive’s employment and the restrictive covenants set out in Sections 7, 8, 9, 10 and 13 of the Employment Agreement.
10.
Director or Officer As the case may be, the Executive agrees that he will be deemed to have resigned from all positions that the Executive holds as an officer or member of the board (or a committee thereof) of the Company or any of its affiliates and as a fiduciary or trustee of any benefit plans sponsored or maintained by the Company or any of its affiliates. Upon request by the Company, the Executive will execute all required documentation to effect such resignations on a timely basis, if any. The Executive acknowledges and confirms that all signing authorities held by him in connection with and furtherance of his duties with the Company shall immediately cease and terminate on the Termination Date.
11.
Return of Company's Property The Executive represents and warrants that he shall return all Company property in his possession or control, including, without limitation, any correspondence, software, keys, access cards, passwords, customer lists, confidential information and any other document or information belonging to the Company, including any reproduction thereof by no later than the Termination Date or as otherwise requested by the Company; provided, however, the Executive may retain the Company’s issued laptop(s) and/or desktop(s), subject to the requirement of deleting and/or returning any of the information covered by this Section 11.
12.
Visa The Company will be responsible for any administrative matters and costs relating to terminating the Executive’s L-1A visa.
13.
Departure The Company and Executive agree that the Company shall describe Executive’s separation from the Company as voluntary to allow Executive to pursue other opportunities.
14.
Cooperation Following the Termination Date, to the extent reasonably requested by the board of the Company, the Executive, upon reasonable advance notice, cooperate with the Company in connection with matters arising out of the Executive’s service to the Company, including, without limitation, any litigation matters; provided that, the Company will make reasonable efforts to minimize disruption of the Executive’s other activities. The Company will reimburse the Executive for reasonable expenses incurred in connection with such cooperation, including travel expenses and reasonable legal expenses, and will compensate the Executive at an hourly rate for all time spent on such matters based on the Executive’s base salary.
15.
Confidentiality of the Agreement The Executive understands, agrees and acknowledges that the confidentiality of this Agreement and all the discussions which have led to this Agreement are of the essence to this Agreement and are never to be disclosed, used, divulged, circulated or otherwise distributed to any person, except to the Executive's advisors or as required by law. Furthermore, the Executive agrees to keep the termination of his employment strictly confidential, both internally and externally, including in communications with clients, suppliers and other employees. The Executive further agrees that he shall not disclose or discuss his departure until the Company has established an appropriate communication plan or unless otherwise instructed by the Company.
16.
Non-disparagement The Executive agrees to not, at any time, make any disparaging or critical comments about the Company or its services, products, employees or business relationships, provided however, that nothing herein shall be read to restrict Executive from providing truthful testimony in any administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Executive agrees to not make any written or oral declaration, press release, or other public announcement (including, without limitation, any electronic communication made on the Internet, on social media platforms, in blogs, wiki or otherwise) relating to his employment with the Company, the Company and/or any persons associated therewith, and any of their respective personnel or business relationships, which are intended to or may have the effect of disparaging, criticizing, discrediting, belittling, damaging or casting aspersions on or attacking their reputation, business or personal interests or conduct.

The Company agrees to not, at any time, make any disparaging or critical comments about the Executive, provided however, that nothing herein shall be read to restrict the Company from providing truthful testimony in any administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees to not make any written or oral declaration, press release, or other public announcement (including, without limitation, any electronic communication made on the Internet, on social media platforms, in blogs, wiki or otherwise) relating to the Executive’s employment with the Company which are intended to or may have the effect of disparaging, criticizing, discrediting, belittling, damaging or casting aspersions on or attacking his reputation or conduct.

17.
Independent Legal Advice The Executive acknowledges that he has been afforded a reasonable opportunity to obtain independent legal advice with respect to this Agreement.
18.
Entire Agreement As of the date hereof, this Agreement constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and, except as provided herein, supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company.
19.
Severability Any article, section, subsection or other subdivision of this Agreement or any other provisions of this Agreement, which is or becomes illegal, invalid or unenforceable shall be severed here from and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.
20.
Amendments This Agreement is the full agreement of the parties and may not be modified except in writing and executed by all parties.
21.
Governing Law This Agreement shall be interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.
22.
Counterparts This Agreement may be executed in one or more counterparts (including by facsimile or email), each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.
23.
Transaction This Agreement constitutes a transaction between the parties in accordance with Sections 2631 and following of the Civil Code of Quebec.
24.
Language By signing this Agreement, the Executive acknowledges and agrees that the terms and conditions of this Agreement have been negotiated or negotiable, and that he has expressly requested and is satisfied that this Agreement be drawn up only in English. En signant la présente entente, l’Exécutif reconnait et convient que les termes et conditions de cette entente ont été négociés ou négociables, et qu’il a expressément requit et est satisfait que cette entente soit rédigée uniquement en anglais.

IN WITNESS THEREOF, the parties have signed:

On the 31st day of March 2025	In Quebec, Canada, on the 31st day of March 2025
REPARE THERAPEUTICS INC.
Per: /s/ Thomas Civik	/s/ Lloyd M. Segal
Name: Thomas Civik Title: Chairman of the Board	LLOYD M. SEGAL